Exhibit 10.2

RESTRICTED STOCK AWARD

Name: Dave Schaeffer	Cogent Communications Holdings, Inc.
Grant Date: May 4, 2026	Third Amended and Restated 2017 Incentive Award Plan (the “Plan”)

1.            Grant: Effective as of the Grant Date specified above you have been granted 1,000,000 (One Million) performance-vesting Shares (the “Restricted Shares”) of Cogent Communications Holdings, Inc. (the “Company”) subject to the vesting requirements described below. Defined terms used but not otherwise defined herein will have the meaning set forth in the Plan.

2.            Performance Period: The “Performance Period” shall be the period commencing on February 28, 2026 and continuing through February 28, 2031 or the earlier occurrence of a Change in Control or termination of employment by reason of death or Disability. All unvested Restricted Shares will be forfeited on the last day of the Performance Period.

3.            Normal Vesting: The Restricted Shares shall be earned and vested if both (i) the Performance-Vesting Requirement is satisfied with respect to such Restricted Shares and (ii) the Continued Service Requirement is satisfied with respect to such Restricted Shares, each as set forth below.

a)            Performance Vesting Requirement: Subject to Section 3(b), each tranche of Restricted Shares will vest on the last day of any consecutive sixty (60)-calendar day period (each, a “Vesting Date”) during the Performance Period and during which the volume weighted average price (the “VWAP”) of the Company’s Common Stock on the NASDAQ Global Select Market (or such other securities exchange on which the Common Stock may then be traded) equals or exceeds the stock price set forth below:

Tranche	Number of Restricted Shares	Stock Price
1	200,000	$70.00
2	300,000	$85.00
3	500,000	$100.00

b)            Continued Service Requirement: As a condition to the vesting of any Tranche of Restricted Shares, except as set forth below with respect to a Change in Control and certain earlier terminations of employment, you must remain in continuous Service with the Company through the Vesting Date. For purposes of this Agreement, “Service” means serving as Chief Executive Officer (“CEO”) of the Company for the period from February 28, 2026 to December 31, 2028 and either as CEO or in such other capacity approved by the Board for the period from January 1, 2029 to February 28, 2031.

4.            Accelerated Vesting: Notwithstanding Section 2, vesting in the Restricted Shares upon the following events will be treated as follows:

a)            Except as otherwise provided in this Section 4(a), all unvested Restricted Shares will be forfeited upon a termination of Service prior to the end of the Performance Period. Upon termination of your employment by reason of death or Disability, the Performance Period will end as of such termination of employment, and performance will be measured using the VWAP for the sixty (60)-calendar day period ending on the date of such termination of employment. If such achieved stock price exceeds the Tranche 1 stock price target and is less than the Tranche 3 stock price target, a pro-rata portion of the Restricted Shares in Tranche 2 and/or Tranche 3, as applicable, will vest using linear interpolation between the two applicable tranches. If such achieved stock price is less than the Tranche 1 stock price target, all unvested Restricted Shares will be forfeited.

b)            Upon a Change in Control, the Performance Period will end as of the date of the Change in Control and performance will be measured using the per share consideration from the Change in Control (the “CIC Stock Price”). If the CIC Stock Price exceeds the Tranche 1 stock price target and is less than the Tranche 3 stock price target, a pro-rata portion of the Restricted Shares in Tranche 2 and/or Tranche 3, as applicable, will vest using linear interpolation between the two applicable tranches. If the CIC Stock Price is less than the Tranche 1 stock price target, all unvested Restricted Shares will be forfeited.

5.            Nontransferable: The Restricted Shares or any interest or right therein or part thereof may not be disposed of by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment or any other means, whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), until vested, and any attempted disposition prior thereto shall be null and void and of no effect. The foregoing notwithstanding, transfers of the Restricted Shares may be permitted for estate planning purposes with the prior written consent of the Committee and subject in each case to the provisions of the Plan and the same restrictions and forfeiture provisions under this Restricted Stock Award Agreement (“Agreement”) that the Restricted Shares had in your hands.

6.            Dividends/Voting: You will be entitled to vote the Restricted Shares. However, you will only be entitled to receive any dividends that are paid on the Restricted Shares once they are vested. Any dividends paid on unvested Restricted Shares shall be held by the Company, without interest thereon and paid to you at the time the Restricted Shares on which such dividends were paid vest.

7.            Certificates: The Company shall cause the Restricted Shares to be issued and a stock certificate or certificates representing the Restricted Shares to be registered in your name or held in book entry form, but if a stock certificate or certificates are issued, they shall be delivered to, and held in custody by the Company until the Restricted Shares vest. You agree to give to the Company a stock power, except for voting rights, for all unvested Restricted Shares. If issued, each such certificate will bear such legends as the Company may determine.

8.            No Other Rights: The grant of Restricted Shares under the Plan is a one-time benefit and does not create any contractual or other right to receive an award of Restricted Shares or benefits in lieu of Restricted Shares in the future. Future awards of Restricted Shares, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of the award, the number of shares and vesting provisions. The grant of Restricted Shares under the Plan does not entitle you to any rights to remain employed with the Company, nor does it constitute a contract of employment.

9.            Miscellaneous: The shares of Restricted Shares are granted under and governed by the terms and conditions of the Plan, as may be amended from time to time. Defined terms used herein shall have the meaning set forth in the Plan, unless otherwise defined herein.

10.         280G: Notwithstanding anything in this Agreement to the contrary, if the acceleration of vesting and any other payments to be made to you (a “Payment”) would (i) constitute a “parachute payment” under Section 280G of the Code and (ii) but for this Section 10 be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then either (A) such Payments shall be reduced to the maximum amount that could be paid to you without any portion of the Payment (after reduction) being subject to the Excise Tax, or (B) the entire Payment shall be paid if after taking into account all applicable federal, state and local taxes and the Excise Tax would provide a more favorable net after tax benefit to you (i.e., because the after tax proceeds to you of the reduced Payments and other benefits under this Agreement would exceed the after tax proceeds to you of Payments in the absence of any reduction, taking into account the Excise Tax applicable to such Payments). If a reduction in a Payment is to be made under clause (ii)(A), then the reduction will be made as determined by the Company in a manner that results in your retaining the largest amounts of Payments which are payable in cash or equity at or as close to the event giving rise to the change in control as possible, such as by first reducing your rights to any Payments that are contingent upon the occurrence of later events (such as severance). Any determination of whether any portion of the Payments constitutes a “parachute payment” within the meaning of Section 280G(b) of the Code, shall be made by a nationally recognized accounting firm selected by the Company, which may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable good faith interpretations concerning the application of Sections 280G and 4999 of the Code. In no event will the Company or any stockholder be liable to you for any amounts not paid as a result of the operation of this Section 10.

11.         Claw-Back Provisions: The Restricted Shares (including any proceeds, gains or other economic benefit actually or constructively received by you upon receipt or vesting of this Award or upon the receipt or resale of any Shares underlying the Award) shall be subject to reduction, cancellation, forfeiture and/or recoupment to the extent necessary to comply with any clawback, forfeiture or other similar policy adopted by the Company, including, without limitation, the Policy for Recovery of Erroneously Awarded Compensation adopted by the Company, effective October 2, 2023.

Cogent Communications Holdings, Inc.

By:	/s/ John Chang
John Chang on behalf of the Board of Directors and the Compensation Committee